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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                        (Amendment No. ______________)*



                          Special Devices, Incorporated
------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   847409109
                             ---------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

"The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (However, see the Notes).



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CUSIP NO.     847409109            SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
             Walter Neubauer
             SSN ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
             None
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                       1,457,750
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH                           None
  REPORTING            --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER

                                  1,457,750
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                                  None
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,457,750
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*

              Not Applicable
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               19.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

              IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No.  847409109               13G                Page 3   of 5
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Item 1 (a).     Name of Issuer:

                Special Devices, Incorporated

Item 1(b).      Address of Issuer's Principal Executive Offices:

                16830 West Placentia Canyon Road
                Newhall, California 91321

Item 2(a).      Name of Person Filing:

                Walter Neubauer

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                15 Club View Lane
                Rolling Hills, California 90274

Item 2(c).      Citizenship:

                United States of America

Item 2(d).      Title of Class of Securities:

                Common Stock

Item 2(e).      CUSIP Number:

                847409109

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                Not applicable


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CUSIP NO. 847409109                     13G                         PAGE 4 OF 5
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ITEM 4.         OWNERSHIP.

                (a)   1,457,750 shares
                (b)   19.0%
                (c)
                      (i)    1,457,750 shares with sole voting power
                      (ii)   No shares with shared voting power
                      (iii)  1,457,750 shares with sole dispositive power
                      (iv)   No shares with shared dispositive power

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable

ITEM 10.        CERTIFICATION.

                Not applicable
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CUSIP NO. 847409109                   13G                           PAGE 5 OF 5
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                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                11-29-97
                                        -------------------------
                                                 (Date)

                                        /s/  WALTER NEUBAUER
                                        -------------------------
                                               (Signature)

                                             Walter Neubauer
                                        -------------------------
                                              (Name/Title)